Exhibit 16.1

November 17, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

This letter is being furnished to Construction Partners, Inc. (the “Company”) at the Company’s request pursuant to Item 304(a)(3) of Regulation S-K.

We have read the Company’s statements included under the caption “Change in Accountants” in its Registration Statement on Form S-1 filed on November 17, 2017, and are in agreement with the statements contained in the second paragraph and the first sentence of the fourth paragraph within this caption.

We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ PBMares, LLP